Exhibit No. (12)

     KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     (DOLLAR AMOUNTS IN MILLIONS)





                                                               Year Ended December 31
                                             ----------------------------------------------
                                             1998(a)   1997(b)   1996      1995(c)   1994
-------------------------------------------------------------------------------------------

Consolidated Companies
------------------------------------
Income before income taxes                $  1,626.1  $1,187.5  $2,002.3   $104.4  $1,147.9
Interest expense                               198.7     164.8     186.7    245.5     270.5
Interest factor in rent expense                 52.3      49.8      45.7     36.1      41.9
Amortization of capitalized interest             9.4       9.0       8.6      9.7       9.2

Equity Affiliates
------------------------------------
Share of 50%-owned:
Income before income taxes                      47.6      51.2      49.3     40.6      48.0
Interest expense                                 9.9       7.1       9.5     18.5      15.3
Interest factor in rent expense                  1.2        .7        .7       .8        .7
Amortization of capitalized interest              .5        .6        .7       .7        .6
Distributed income of less than
50%-owned                                       98.1      62.5      48.4     25.1      41.4
                                             --------  --------  --------  ------   --------

Earnings                                  $  2,043.8  $1,533.2  $2,351.9   $481.4  $1,575.5
                                            ========  ========  ========   ======  ========

Consolidated Companies
------------------------------------
Interest expense                          $    198.7    $164.8    $186.7   $245.5   $270.5
Capitalized interest                            12.4      17.0      13.9      8.8     20.6
Interest factor in rent expense                 52.3      49.8      45.7     36.1     41.9

Equity Affiliates
------------------------------------
Share of 50%-owned:
Interest and capitalized interest               10.0      7.5       9.5      18.9     15.4
Interest factor in rent expense                  1.2       .7        .7        .8       .7
                                            --------  --------  --------   ------  --------

Fixed charges                             $    274.6    $239.8    $256.5   $310.1   $349.1
                                            ========  ========  ========   ======  ========

Ratio of earnings to fixed charges              7.44      6.39      9.17     1.55     4.51
                                            ========  ========  ========   ======  ========

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Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on these facilities. S.D. Warren Company was sold on December 20, 1994, and is reflected as a discontinued operation in the consolidated income statement. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing repayment of these obligations. No losses are expected from these arrangements and they have not been included in the computation of earnings to fixed charges.

(a) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $108.8 million for the 1998 Charge, $95.6 million for the write-down of certain intangible and other assets and $123.2 million for the charge for facility consolidations.
Excluding these charges, the ratio of earnings to fixed charges was 8.64.

(b) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include a pretax charge of $701.2 million for the 1997 Charge. Excluding the 1997 Charge, the ratio of earnings to fixed charges was 9.32.

(c) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include $1,440.0 million for restructuring and other unusual charges. Excluding these charges, the ratio of earnings to fixed charges was 6.20.